Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated April 25, 2023, relating to the consolidated financial statements of ICU Eyewear Holdings, Inc. for the years ended December 31, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in the prospectus, which is a part of this Registration Statement.

/s/ Frank, Rimerman + Co. LLP

San Jose, California

May 18, 2023